GLOBAL PREFERRED HOLDINGS, INC. ANNOUNCES
THIRD QUARTER RESULTS FOR 2004

ATLANTA November 15, 2004 – Global Preferred Holdings, Inc. (“Global Preferred”) reported a 166% increase in net income to $1.2 million, or $0.29 per share, for the quarter ended September 30, 2004 from $452,000, or $0.11 per share, in the same period a year ago. Total revenues increased 1% for the quarter ended September 30, 2004 to $7.7 million as compared to $7.6 million for the same period in 2003. This was the fifth consecutive quarter of sequential earnings increases.

Compared to the third quarter of 2003, revenues from investments increased by $167,000, or 175%, which was partially offset by a decrease in premium revenue of $46,000, or 1%. Total benefits and expenses declined by 11% to $6.2 million for the quarter ended September 30, 2004 from $6.9 million for the same period in 2003. The decline was due to decreases in each of death claims, change in future policy benefits, reinsurance expense allowances and interest expenses as compared to the third quarter of 2003, which were somewhat offset by a modest increase in the amortization of deferred acquisition costs and operating expenses.

“We are very happy with the results that we have seen through the first nine months of this year,” Ed McKernan, president and CEO of Global Preferred said. “I believe the profitability that continues to emerge, notwithstanding the slow growth of new business, is indicative of the value of the Company’s in force business. Our revenues remain stable while our benefits and expenses have decreased. Early indications are that the equity markets may end the year on a strong note. This would be further good news for our bottom line.”

About Global Preferred Holdings, Inc.

Global Preferred Holdings, Inc., whose executive offices are located in Duluth, Georgia, is the parent of Global Preferred Re Limited, a Bermuda life reinsurer. As of September 30, 2004, Global Preferred Re reinsured 272,000 life insurance policies, riders and annuity contracts, which accounted for life insurance policies with an aggregate face value of $7.2 billion and aggregate annuity contract benefits of $233 million.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release may contain forward-looking statements within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933.

All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

We have described some important factors that could cause our actual results to differ materially from our expectations in “Factors that may Affect Future Results of Operations” included as Exhibit 99.1 in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2003. You should carefully review these risks and additional risks described in other documents we file from time to time with the Securities and Exchange Commission, including quarterly reports on the Form 10-Q. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GLOBAL PREFERRED HOLDINGS, INC.

Consolidated Balance Sheets
(Unaudited)

	December 31,	September 30,
	2003	2004
Assets
Fixed maturity securities – available for sale (amortized cost of $15,057,808 and $20,256,777 for 2003 and 2004, respectively)	$15,267,477	$20,495,710
Equity securities – available for sale (cost of $2,009,360 for 2003)	1,998,932	—
Other equity investments (cost of $500,000 for 2003 and 2004)	501,259	541,439
Cash and cash equivalents	11,580,045	9,657,142
Reinsured policy loans	1,270,711	1,434,429

Total invested assets	30,618,424	32,128,720
Investment income due and accrued	197,020	254,643
Accounts receivable	44,588	2,662
Reinsurance balances receivable	2,112,462	2,761,697
Deferred acquisition costs	45,607,865	41,663,678
Prepaid expenses	519,888	316,841
Current income tax recoverable	48,152	—
Fixed assets (net of accumulated depreciation of $336,817 and $410,918 for 2003 and 2004, respectively)	135,495	65,222

Total assets	$79,283,894	$77,193,463

Liabilities and Stockholders’ Equity
Liabilities:
Future policy benefits	$18,881,390	$19,342,281
Reinsurance balances payable	169,481	4,778
Accrued expenses and accounts payable	517,078	432,043
Accrued interest payable	158,219	—
Current income tax payable	—	35,261
Current maturities of long-term debt	5,000,000	—
Deferred tax liability	9,252,250	8,887,933

Total liabilities	33,978,418	28,702,296

Commitments and contingencies (Note 11)
Stockholders’ equity:
Common stock, par value $.001, 15,000,000 shares authorized; 4,149,074 shares issued for 2003 and 2004, respectively	4,149	4,149
Additional paid-in capital	23,326,026	23,326,026
Accumulated other comprehensive income	132,331	157,697
Retained earnings	21,892,237	25,052,562
Treasury stock, at cost (7,390 shares)	(49,267)	(49,267)

Total stockholders’ equity	45,305,476	48,491,167

Total liabilities and stockholders’ equity	$79,283,894	$77,193,463

GLOBAL PREFERRED HOLDINGS, INC.

Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2004	2003	2004
Revenues:
Premiums	$4,331,649	$4,286,039	$13,083,712	$12,858,897
Reinsured policy revenues	3,200,173	3,190,516	9,690,225	9,501,967
Net investment income	95,206	222,035	266,094	610,127
Net realized loss on investments	—	(1,739)	—	(31,195)
Net unrealized gain on investments	—	41,439	—	41,439
Other income	9,497	—	15,007	6,981
Total revenues	7,636,525	7,738,290	23,055,038	22,988,216

Benefits and expenses:
Benefits, claims and settlement expenses	2,212,743	1,766,934	6,943,333	5,193,697
Change in future policy benefits	308,616	140,554	815,622	512,840
Reinsurance expense allowances, net	2,001,759	1,794,907	6,158,269	5,761,247
Amortization of deferred acquisition costs	1,566,410	1,649,152	4,222,651	4,553,159
Operating expenses	765,175	792,063	2,587,044	2,362,789
Interest expense	94,521	29,794	280,479	216,781

Total benefits and expenses	6,949,224	6,173,404	21,007,398	18,600,513

Income before income tax	687,301	1,564,886	2,047,640	4,387,703
Income tax expense	(235,213)	(362,637)	(697,709)	(1,227,378)

Net income	$452,088	$1,202,249	$1,349,931	$3,160,325

Basic earnings per share	$0.11	$0.29	$0.33	$0.76

Diluted earnings per share	$0.11	$0.29	$0.33	$0.76

Weighted-average common shares outstanding	4,141,684	4,141,684	4,141,684	4,141,684

Total weighted-average common and common equivalent shares outstanding.	4,141,684	4,159,339	4,141,684	4,157,437